As Filed with the Securities and Exchange Commission on December 18, 2013

Registration Statement No. 333-157082

Registration Statement No. 333-141101

Registration Statement No. 333-136639

Registration Statement No. 333-118194

Registration Statement No. 333-101204

Registration Statement No. 333-101205

Registration Statement No. 33-46262

Registration Statement No. 33-46264

Registration Statement No. 33-46265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157082

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141101

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-136639

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118194

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101204

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101205

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-46262

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-46264

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-46265

PERRIGO COMPANY

(Exact name of registrant as specified in its charter)

Michigan	38-2799573
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 673-8451

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

PERRIGO COMPANY 2008 LONG-TERM INCENTIVE PLAN

PERRIGO COMPANY 2003 LONG-TERM INCENTIVE PLAN

PERRIGO COMPANY PROFIT-SHARING AND INVESTMENT PLAN

PERRIGO COMPANY NON-QUALIFIED STOCK OPTION PLAN FOR DIRECTORS

PERRIGO COMPANY EMPLOYEE STOCK OPTION PLAN

(Full Title of the Plans)

Todd W. Kingma

Executive Vice President, General Counsel and Secretary

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 686-1941

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Troy Calkins

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

Perrigo Company (the “Company”) is filing this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-157082 , filed with the Securities and Exchange Commission on February 3, 2009, registering the offer and sale of the Registrant’s common shares, with no par value (“Common Shares”), issuable pursuant to the Perrigo Company 2008 Long-Term Incentive Plan;

(2)	Registration Statement No. 333-141101, filed with the Securities and Exchange Commission on March 7, 2007, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company Profit-Sharing and Investment Plan;

(3)	Registration Statement No. 333-136639 , filed with the Securities and Exchange Commission on August 15, 2006, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company 2008 Long-Term Incentive Plan;

(4)	Registration Statement No. 333-118194 , filed with the Securities and Exchange Commission on August 13, 2004, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company 2003 Long-Term Incentive Plan;

(5)	Registration Statement No. 333-101204, filed with the Securities and Exchange Commission on November 14, 2002, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company Non-Qualified Stock Option Plan for Directors

(6)	Registration Statement No. 333-101205, filed with the Securities and Exchange Commission on November 14, 2002, registering the offer and sale of the Registrant’s Common Shares and an indeterminate amount of interests issuable pursuant to the Perrigo Company Employee Stock Option Plan;

(7)	Registration Statement No. 33-46262, filed with the Securities and Exchange Commission on March 9, 1992, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company Profit-Sharing and Investment Plan; and

(8)	Registration Statement No. 33-46264, filed with the Securities and Exchange Commission on March 9, 1992, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company Non-Qualified Stock Option Plan for Directors.

(9)	Registration Statement No. 33-46265, filed with the Securities and Exchange Commission on March 9, 1992, registering the offer and sale of the Registrant’s Common Shares issuable pursuant to the Perrigo Company Employee Stock Option Plan.

On December 18, 2013, pursuant to the Transaction Agreement, dated July 28, 2013 (the “Transaction Agreement”), among the Company, Elan Corporation, plc (“Elan”), Perrigo Company plc (formerly known as Perrigo Company Limited and, prior to that, known as Blisfont Limited (“New Perrigo”), Habsont Limited (“Habsont”), and Leopard Company (“Leopard”), (a) New Perrigo acquired Elan pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Leopard merged with and into the Company, with the Company as the surviving corporation in the merger (collectively, the “Transactions”). As a result of the Transactions, both the Company and Elan became wholly-owned subsidiaries of New Perrigo, and the Company terminated all offers and sales of its securities registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allegan, State of Michigan, on December 18, 2013.

PERRIGO COMPANY
(Registrant)

By:	/s/ Todd W. Kingma
Todd W. Kingma
Executive Vice President, General Counsel
and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.